Exhibit 1

JOINT FILING AGREEMENT

In accordance with Rule 13d-1(f) promulgated under the Securities Exchange Act of 1934, the undersigned hereby agree to the joint filing of a Statement on Schedule 13D (including any and all amendments thereto) with respect to the shares of Common Stock, par value $0.01 per share, of Visual Networks, Inc. and further agree that this Joint Filing Agreement (this “Agreement”) be included as an Exhibit thereto. In addition, each party to this Agreement expressly authorizes each other party to this Agreement to file on its behalf any and all amendments to such Statement.

Dated as of December 12, 2005

DANAHER CORPORATION

By:	/s/ Daniel L. Comas
Name:	Daniel L. Comas
Title:	Vice President

FLUKE ELECTRONICS CORPORATION

By:	/s/ Daniel L. Comas
Name:	Daniel L. Comas
Title:	Vice President

HEA CORPORATION

By:	/s/ Daniel L. Comas
Name:	Daniel L. Comas
Title:	Vice President